                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                              --------------------

                                 SCHEDULE 14D-9

                SOLICITATION/RECOMMENDATION STATEMENT PURSUANT TO
             SECTION 14(d)(4) OF THE SECURITIES EXCHANGE ACT OF 1934


                         NATIONAL PROPERTY INVESTORS III
                            (Name of Subject Company)

                         NATIONAL PROPERTY INVESTORS III
                       (Name of Persons Filing Statement)


                      UNITS OF LIMITED PARTNERSHIP INTEREST
                         (Title of Class of Securities)

                                      NONE
                      (CUSIP Number of Class of Securities)

                                 PATRICK J. FOYE
                   APARTMENT INVESTMENT AND MANAGEMENT COMPANY
                     1873 SOUTH BELLAIRE STREET, 17TH FLOOR
                             DENVER, COLORADO 80222
                                 (303) 757-8101
   (Name, Address and Telephone Number of Person Authorized to Receive Notice and Communications on Behalf of the Person(s) Filing Statement)


                                    COPY TO:

                              Jonathan L. Friedman
                    Skadden, Arps, Slate, Meagher & Flom LLP
                       300 South Grand Avenue, 34th Floor
                          Los Angeles, California 90071
                                 (213) 687-5000

ITEM 1.        SECURITY AND SUBJECT COMPANY.

               This Statement relates to units of limited partnership interest of National Property Investors III, a California limited partnership (the "Partnership"), with its business address located at 1873 South Bellaire Street, 17th Floor, Denver, Colorado, 80222 (on and after November 24, 1999: Colorado Center, Tower Two, 2000 South Colorado Boulevard, Suite 2-1000, Denver, Colorado 80222).

ITEM 2.        TENDER OFFER OF THE BIDDER

               This Statement relates to a tender offer for units of the Partnership by AIMCO Properties, L.P., a Delaware limited partnership (the "AIMCO OP"), with its business address located at 1873 South Bellaire Street, 17th Floor, Denver, Colorado 80222 (on and after November 24, 1999: Colorado Center, Tower Two, 2000 South Colorado Boulevard, Suite 2-1000, Denver, Colorado 80222).

ITEM 3.        IDENTITY AND BACKGROUND

        (a) The name and business address of the Partnership, which is the person filing this Statement, are set forth in Item 1 above.

        (b) The tender offer is being made pursuant to an Litigation Settlement Offer, dated November 15, 1999 (the "Litigation Settlement Offer"), a copy of which is included as Exhibit (a)(2) hereto. The information set forth in the Litigation Settlement Offer under "The Offer -- Section 9. Background and Reasons for the Offer" and "The Offer -- Section 11. Conflicts of Interest and Transactions with Affiliates" in the Litigation Settlement Offer is incorporated herein by reference.

ITEM 4.        THE SOLICITATION OR RECOMMENDATION.

        (a), (b) The information set forth in the Litigation Settlement Offer under "The Offer -- Section 10. Position of the General Partner of Your Partnership With Respect to the Offer" is incorporated herein by reference.

ITEM 5.        PERSONS RETAINED, EMPLOYED OR TO BE COMPENSATED.

               Not applicable.

ITEM 6.        RECENT TRANSACTIONS AND INTENT WITH RESPECT TO
               SECURITIES.

        (a) The information set forth in the Litigation Settlement Offer under "The Offer -- Section 9. Background and Reasons for the Offer -- Comparison of Consideration to Alternative Consideration -- Our Prior Tender Offer" and "The Offer -- Section 13. Certain Information Concerning Your Partnership -- Beneficial Ownership of Interests in Your Partnership" is incorporated herein by reference.

        (b)    Not applicable.

ITEM 7.        CERTAIN NEGOTIATIONS AND TRANSACTIONS BY THE
               SUBJECT COMPANY.

        (a) -  (b)    Not applicable.

ITEM 8.        ADDITIONAL INFORMATION TO BE FURNISHED.

               The Litigation Settlement Offer is incorporated herein by reference.

ITEM 9.        MATERIAL TO BE FILED AS EXHIBITS

        (a)(1) Letter to Limited Partners, dated November 15, 1999.

        (a)(2) Litigation Settlement Offer, dated November 15, 1999 (Exhibit
               (a)(1) to the Schedule 14D-1 of AIMCO Properties, L.P., dated November 15, 1999, is incorporated herein by reference).

        (a)(3) Letter of Transmittal, dated November 15, 1999 (Exhibit (a)(2) to the Schedule 14D-1 of AIMCO Properties, L.P., dated November 15, 1999, is incorporated herein by reference).

        (b)    Not Applicable.

        (c)    Not Applicable.

                                     SIGNATURE

        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  November 15, 1999


                                           NATIONAL PROPERTY INVESTORS III
                                           a California limited partnership



                                           By: NATIONAL EQUITY INVESTMENTS, INC.
                                               its General Partner

                                           By: /s/ Patrick J. Foye
                                              ---------------------------------
                                              Patrick J. Foye
                                              Executive Vice President

                                  EXHIBIT INDEX



EXHIBIT NO.           DESCRIPTION
- -----------           -----------
        (a)(1)        Letter to Limited Partners, dated November 15, 1999.

        (a)(2)        Litigation Settlement Offer, dated November 15, 1999
                      (Exhibit (a)(1) to the Schedule 14D-1 of AIMCO Properties,
                      L.P., dated November 15, 1999, is incorporated herein by reference).

        (a)(3)        Letter of Transmittal, dated November 15, 1999 (Exhibit
                      (a)(2) to the Schedule 14D-1 of AIMCO Properties, L.P., dated November 15, 1999, is incorporated herein by reference).

        (b)           Not Applicable.

        (c)           Not Applicable.